Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Belden Inc. 2003 Employee Stock Purchase Plan (No. 333-109219), the Belden Inc. Long-Term Incentive Plan (No. 33-83154, No. 333-74923, and No. 333-51088), the Belden Inc. 2003 Long-Term Incentive Plan (No. 333-107241), the Belden U.K. Employee Share Ownership Plan (No. 333-75350), and the Belden Wire & Cable Company Retirement Savings Plan (No. 333-111297) of our report dated February 5, 2004, expect for Note 6, as to which the date is March 12, 2004, with respect to the consolidated financial statements and schedule, as restated, of Belden Inc. for the year ended December 31, 2003 included in its Current Report on Form 8-K dated on or around May 25, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
May 24, 2004

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